       As filed with the Securities and Exchange Commission on December 28, 2001
                                                Registration No. 333-___________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                        Under the Securities Act of 1933

                             COMSHARE, INCORPORATED
             (Exact name of registrant as specified in its charter)

             Michigan                                38-1804887
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)

                 555 Briarwood Circle, Ann Arbor, Michigan 48108
                                 (734) 994-4800
              (Address, including zip code, and telephone number,
        including area code, of registrant's Principal Executive Office)

                             Comshare, Incorporated
                          Employee Stock Purchase Plan
                            (Full Title of the Plan)

                               PATRICK D. BERRYMAN
                             Comshare, Incorporated
                 555 Briarwood Circle, Ann Arbor, Michigan 48108
                                 (734) 994-4800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:

                                THOMAS S. VAUGHN
                               Dykema Gossett PLLC
                             400 Renaissance Center
                          Detroit, Michigan 48243-1668
                                 (313) 568-6524

                         CALCULATION OF REGISTRATION FEE

---------------------- ----------------- -------------------------- ---------------------------- --------------------
 Title of Securities     Amount to be        Proposed Maximum            Proposed Maximum             Amount of
  To be Registered        Registered     Offering Price Per Share    Aggregate Offering Price     Registration Fee
---------------------- ----------------- -------------------------- ---------------------------- --------------------
    Common Stock       800,000 Shares**          $2.92*                    $2,336,000*               $558.30*
---------------------- ----------------- -------------------------- ---------------------------- --------------------

* Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices of the Common Stock on the NASDAQ National Market on December 19, 2001, in accordance with Rule 457(h).
** The number of shares may be adjusted to prevent dilution from stock splits, stock dividends and similar transactions. This Registration Statement shall cover any such additional shares in accordance with Rule 416(a).

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by Comshare, Incorporated (the "Company") with the Securities and Exchange Commission ("SEC") are incorporated herein by reference:

              The contents of Registration Statement on Form S-8, file No. 033-86908, filed on November 30, 1994, registering 300,000 shares of Common Stock of the Company, to be issued pursuant to the Company's Employee Stock Purchase Plan; and the contents of Registration Statement on Form S-8, file No. 333-93549, filed on December 23, 1999, registering 500,000 shares of Common Stock of the Company, to be issued pursuant to the Company's Employee Stock Purchase Plan.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Michigan Business Corporation Act

         The Company is organized under the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

         The MBCA also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred. If a person is successful in defending against a derivative action or third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

         The MBCA also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. The Company has obtained a policy of directors' and officers' liability insurance.

         The MBCA further permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. However, the MBCA does not eliminate or limit the liability of a director for any of the following: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the corporation or the shareholders; (iii) a violation of Section 551 of the MBCA; or (iv) an intentional criminal act. If a Michigan corporation adopts such a provision, then the Michigan corporation may indemnify its directors without a determination that they have met the applicable standards for indemnification set forth above, except, in the case of an action or suit by or in the right of the corporation, only against expenses incurred in the action. The foregoing does not apply if the director's actions fall into one of the exceptions to the limitation on personal liability discussed above, unless a court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances.

         Articles of Incorporation of the Registrant

         The Company's Articles of Incorporation, which limit liability to the maximum extent permitted by law, provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. As a result of the inclusion of such provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

         The Company's Articles of Incorporation generally require the Company to indemnify officers and directors to the fullest extent legally possible under the MBCA and provide that similar indemnification may be afforded employees and agents. In addition, the Articles of Incorporation require the Company to indemnify any person who is or was serving at the request of the Company as a director, officer, partner, trustee, administrator, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, to the same degree as the foregoing indemnification of directors and officers. The Company's Articles of Incorporation further provide for the advancement of litigation expenses at the request of a director or officer under certain circumstances. Directors and offices are entitled to bring suit against the Company for failure to make a requested indemnification and the Company has the burden of proof to show such indemnification to be improper.

Item 8.  EXHIBITS

         The following exhibits are filed with this registration statement:

          5 Opinion of Dykema Gossett PLLC with respect to the legality of the Common Stock to be registered hereunder.

          4.01 Articles III, V and VI of the Restated Articles of Incorporation of the Registrant, as amended - incorporated by reference to Exhibit 3.01 to the Registrant's Form 10-K Report for the fiscal year ended June 30, 1998.

          4.02 Articles III, IV, V, VI and XI of the Restated Bylaws of the Registrant, as amended - incorporated by reference to Exhibit 3.02 to the Registrant's Form 8-K Report filed March 9, 2001.

          4.03 Specimen form of Common Stock Certificate - incorporated by reference to Exhibit 4(c) to the Registrant's Form S-1 Registration Statement No. 2-29663.

          4.04 Rights Agreement, dated as of September 16, 1996, between Comshare, Incorporated and KeyBank National Association, as Rights Agent - incorporated by reference to Exhibit 2 to the Registrant's Registration Statement on Form 8-A, filed on September 17, 1996.

          4.05 Form of certificate representing Rights (included as Exhibit B to the form of Rights Agreement filed as
                           Exhibit 4.04). Pursuant to the Rights Agreement, Rights Certificates will not be mailed until after the earlier of (i) the tenth business day (or such later date as may be determined by the Board of Directors, with the concurrence of a majority of the Continuing Directors, prior to such time as any person becomes an Acquiring Person) after the date of the commencement of, or first public announcement of the intent to commence, a tender or exchange offer by any person or group of affiliated or associated persons (other than the Company or certain entities affiliated with or associated with the Company), if, upon consummation thereof, such person or group of affiliated or associated persons would be the beneficial owner of 15% or more of such outstanding shares of Common Stock - incorporated by reference to
                           Exhibit 1 to the Registrant's Registration Statement on Form 8-A, filed on September 17, 1996.

          4.06 Agreement among Computershare Investor Services, Inc., Harris Trust and Savings Bank and the Registrant - incorporated by reference to Exhibit
                           4.11 to the Registrant's Form 10-K Report for the fiscal year ended June 30, 2001.

          23.01            Consent of Arthur Andersen L.L.P.

          23.02            Consent of Dykema Gossett PLLC

          24               Power of Attorney (see "Signatures")

          99.01 Comshare, Incorporated Employee Stock Purchase Plan - incorporated by reference to Exhibit 10.20 to the Registrant's Form 10-Q Report for the quarter ended September 30, 1994.

          99.02 First Amendment to the Comshare, Incorporated Employee Stock Purchase Plan - incorporated by reference to Exhibit 10.01 to the Registrant's Form 10-Q Report for the quarter ended September 30, 1999.

          99.03 Second Amendment to the Comshare, Incorporated Employee Stock Purchase Plan - incorporated by reference to Exhibit 10.02 to the Registrant's Form 10-Q Report for the quarter ended September 30, 1999.

          99.04 Third Amendment to the Comshare, Incorporated Employee Stock Purchase Plan - incorporated by reference to Exhibit 10.03 to the Registrant's Form 10-Q Report for the quarter ended September 30, 1999.

          99.05 Fourth Amendment to the Comshare, Incorporated Employee Stock Purchase Plan.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan on December 19, 2001.

                                            COMSHARE, INCORPORATED


                                            By: /s/ Dennis G. Ganster
                                                --------------------------------
                                            Its: Chairman, President and
                                                 -------------------------------
                                                 Chief Executive Officer
                                                 -------------------------------

                                POWER OF ATTORNEY

     Each of the undersigned whose signature appears below hereby constitutes and appoints Brian J. Jarzynski, Patrick D. Berryman or Thomas S. Vaughn, and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the indicated capacities as of December 19, 2001.

                         SIGNATURE                                                      TITLE

/s/ Dennis G. Ganster                                        Chairman of the Board, President, Chief Executive Officer
------------------------------------
Dennis G. Ganster                                            and Director

/s/ Brian J. Jarzynski                                       Vice President, Chief Financial Officer and Treasurer
------------------------------------
Brian J. Jarzynski

/s/ Kristin L. G. Marsh                                      Corporate Controller and Chief Accounting Officer
------------------------------------
Kristin L. G. Marsh

                                                             Director
------------------------------------
Geoffrey B. Bloom

/s/ Richard L. Crandall                                      Director
------------------------------------
Richard L. Crandall

/s/ Daniel T. Carroll                                        Director
------------------------------------
Daniel T. Carroll

/s/ Kathryn A. Jehle                                         Director
------------------------------------
Kathryn A. Jehle

                                                             Director
------------------------------------
Alan G. Merten

/s/ John F. Rockart                                          Director
------------------------------------
John F. Rockart

                                INDEX TO EXHIBITS



Number            Description

5                 Opinion of Dykema Gossett PLLC with respect to the legality of the
                  Common Stock to be registered hereunder

23.01             Consent of Arthur Andersen L.L.P., independent accountants

23.02             Consent of Dykema Gossett PLLC (contained in Exhibit 5)

99.05             Fourth Amendment to the Comshare, Incorporated Employee Stock Purchase Plan